PRESS RELEASE

AbbVie Reports Full-Year and Fourth-Quarter 2018 Financial Results

•	Reports Full-Year Diluted EPS of $3.66 on a GAAP Basis; Adjusted Diluted EPS of $7.91 Reflects Growth of 41.3 Percent

•	Delivers Full-Year Net Revenues of $32.753 Billion on a GAAP Basis; Adjusted Net Revenues of $32.733 Billion Increased 15.2 Percent on an Operational Basis

•	Full-Year Global HUMIRA Sales of $19.936 Billion Increased 8.2 Percent on a Reported Basis, or 7.4 Percent on an Operational Basis

•
Full-Year Global Net Revenues from the Hematologic Oncology Portfolio Were $3.934 Billion, an Increase of 45.9 Percent on a Reported Basis; Full-Year Global IMBRUVICA Net Revenues Were $3.590 Billion, an Increase of 39.5 Percent; Full-Year Global VENCLEXTA Net Revenues Were $344 Million

•	Full-Year Global HCV Net Revenues Were $3.616 Billion

•
Reports Fourth-Quarter Diluted Loss Per Share of $1.23 on a GAAP Basis, Inclusive of the Recent Partial Impairment Charge Related to Intangible Assets Acquired as part of the 2016 Acquisition of Stemcentrx, Inc.; Adjusted Diluted EPS of $1.90 Reflects Growth of 28.4 Percent Over Fourth-Quarter 2017

•	Delivers Fourth-Quarter Net Revenues of $8.305 Billion; Adjusted Net Revenues Grew 8.3 Percent on an Operational Basis

•	Provides 2019 GAAP Diluted EPS Guidance Range of $7.39 to $7.49; Provides 2019 Adjusted Diluted EPS Guidance Range of $8.65 to $8.75, Representing Growth of 10.0 Percent at the Midpoint

NORTH CHICAGO, Ill., January 25, 2019 – AbbVie (NYSE:ABBV) announced financial results for the fourth quarter and full year ended December 31, 2018.

“We delivered exceptional performance in 2018, including operational revenue growth of more than 15 percent and EPS growth above 40 percent,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “We’re entering an important new phase for AbbVie. The continued momentum of our business, combined with the launch and ramp of several new products, will allow us to drive strong earnings growth once again in 2019 and position us for growth over the longer term.”

 Fourth-Quarter Results

•
Worldwide GAAP net revenues were $8.305 billion in the fourth quarter, up 7.3 percent year-over-year. Worldwide adjusted net revenues of $8.305 billion increased 8.3 percent on an operational basis, excluding a 1.0 percent unfavorable impact from foreign exchange.

Fourth-Quarter Results (continued)

•
Global HUMIRA sales increased 0.5 percent on a reported basis, or 1.4 percent operationally, excluding a 0.9 percent unfavorable impact from foreign exchange. In the U.S., HUMIRA sales grew 9.1 percent in the quarter. Internationally, HUMIRA sales declined 14.8 percent operationally due to direct biosimilar competition in certain international markets.

•
Global net revenues from the hematologic oncology portfolio were $1.130 billion, an increase of 50.2 percent on a reported basis; global IMBRUVICA net revenues were $1.006 billion, an increase of 42.0 percent; global VENCLEXTA net revenues were $124 million.

•	Fourth-quarter global HCV net revenues were $862 million.

•	On a GAAP basis, the gross margin ratio in the fourth quarter was 75.7 percent. The adjusted gross margin ratio was 79.8 percent.

•	On a GAAP basis, selling, general and administrative expense was 23.2 percent of net revenues. The adjusted SG&A expense was 21.6 percent of net revenues.

•	On a GAAP basis, research and development expense was 78.2 percent of net revenues. The adjusted R&D expense was 16.5 percent, reflecting funding actions supporting all stages of our pipeline.

•	On a GAAP basis, the operating margin in the fourth quarter was negative 29.4 percent. The adjusted operating margin was 41.7 percent.

•	On a GAAP basis, net interest expense was $319 million. On a GAAP basis, the tax rate in the quarter was 23.1 percent. The adjusted tax rate was 9.1 percent.

•
Diluted loss per share in the fourth quarter was $1.23 on a GAAP basis, inclusive of the recent partial impairment charge related to intangible assets acquired as part of the 2016 acquisition of Stemcentrx, Inc. Adjusted diluted EPS, excluding specified items, was $1.90, up 28.4 percent.

Key Events from the Fourth Quarter

•
AbbVie announced the U.S. Food and Drug Administration (FDA) granted accelerated approval to VENCLEXTA (venetoclax) in combination with azacitidine, or decitabine, or low-dose cytrabine (LDAC) for the treatment of newly-diagnosed acute myeloid leukemia (AML) in adults who are age 75 years or older, or who have comorbidities that preclude use of intensive induction chemotherapy. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials, which are expected to be completed in 2019. The approval in AML is the third provided under priority review by the FDA for VENCLEXTA, which has been granted four Breakthrough Therapy Designations (BTDs) by the FDA. Venetoclax is being developed by AbbVie and Roche and is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S.

•
AbbVie announced the European Commission (EC) has approved the type-II variation application for VENCLYXTO (venetoclax) in combination with rituximab for the treatment of patients with relapsed/refractory (R/R) chronic lymphocytic leukemia (CLL) who have received at least one prior therapy. This approval allows more patients to receive VENCLYXTO in combination with rituximab in the second-line setting. It also gives healthcare providers the ability to prescribe this medicine to a broader population of patients with R/R CLL than the previously approved indication for VENCLYXTO as monotherapy in the European Union. The approval is based on results from the Phase 3 MURANO trial, which demonstrated a statistically significant improvement in investigator-assessed progression-free survival (PFS) for patients who received VENCLYXTO plus rituximab compared with bendamustine plus rituximab.

Key Events from the Fourth Quarter (continued)

•
At the American Society of Hematology Annual Meeting & Exposition (ASH), AbbVie presented data from nearly 40 abstracts, including 13 oral presentations and more than 20 poster presentations. Multiple studies investigating VENCLEXTA and IMBRUVICA (ibrutinib) across a number of hematologic malignancies were presented, including updated results from the Phase 3 MURANO trial of venetoclax in combination with rituximab in patients with R/R CLL, which showed that treatment with VENCLEXTA and rituximab provided sustained benefits in PFS and minimal residual following an additional year of follow-up data.

•
AbbVie and its collaboration partners presented new and updated IMBRUVICA data at the ASH meeting, including results from three Phase 3 studies in patients with previously untreated CLL. In the Phase 3 iLLUMINATE trial, IMBRUVICA plus obinutuzumab significantly prolonged PFS with a 77 percent reduction in risk of progression or death versus chlorambucil plus obinutuzumab. In the Phase 3 ECOG-1912 trial, IMBRUVICA plus rituximab significantly prolonged PFS and improved overall survival (OS) compared to fludarabine, cyclophosphamide and rituximab (FCR) in previously untreated younger patients with CLL. And in the Phase 3 ALLIANCE trial, IMBRUVICA alone or in combination with rituximab produced superior PFS compared with bendamustine plus rituximab (BR) in untreated older patients with CLL. Also featured at ASH were seven-year data on patients treated with IMBRUVICA, which showed durable responses and sustained PFS rates with IMBRUVICA in CLL/SLL (small lymphocytic lymphoma) for previously untreated patients.

•
AbbVie announced topline results on the Phase 3 RESOLVE trial (PCYC-1137) of IMBRUVICA in combination with nab-paclitaxel and gemcitabine versus placebo in combination with these chemotherapy agents in patients with metastatic pancreatic adenocarcinoma (cancer). At conclusion, the study did not meet its primary endpoint of improving PFS or OS benefit among the study population. Full results from this study will be submitted for presentation at a future medical meeting.

•
Following the decision to stop enrollment for the TAHOE trial, a Phase 3 study evaluating Rovalpituzumab Tesirine (Rova-T) as a second-line therapy for advanced small-cell lung cancer (SCLC), and an evaluation of the Stemcentrx-related intangible assets, AbbVie recorded an impairment charge related to intangible assets acquired as part of its 2016 acquisition of Stemcentrx, Inc. The after-tax net impact of this impairment and the related adjustment to contingent consideration liabilities was $4.117 billion. AbbVie continues to evaluate information with respect to the Stemcentrx-related clinical development programs and will monitor the remaining $1 billion of intangible assets for further impairment.

•
AbbVie announced that it submitted a New Drug Application (NDA) to the FDA and a marketing authorization application (MAA) to the European Medicines Agency for upadacitinib, an oral investigational JAK1-selective inhibitor, for the treatment of adult patients with moderate to severe rheumatoid arthritis. The NDA and MAA are supported by data from the global upadacitinib SELECT Phase 3 rheumatoid arthritis program evaluating more than 4,900 patients with moderate to severe rheumatoid arthritis across five Phase 3 studies. In the SELECT program, results showed that upadacitinib improved signs and symptoms of rheumatoid arthritis, inhibited radiographic progression and improved physical function, both as a monotherapy and in combination with conventional synthetic DMARDs.

•
At the American College of Rheumatology (ACR)/Association for Rheumatology Health Professionals (ARHP) Annual Meeting, AbbVie presented new data for upadacitinib and HUMIRA, with 35 abstracts presented across multiple rheumatic conditions, including rheumatoid arthritis, psoriatic arthritis, juvenile idiopathic arthritis and uveitis. Included in the presentations were data from three of the five pivotal studies from the SELECT Phase 3 program.

Key Events from the Fourth Quarter (continued)

•
At the United European Gastroenterology Week (UEGW) conference, AbbVie showcased its gastroenterology portfolio with 11 presentations of HUMIRA and pipeline data, including the first presentation of data from a Phase 2b study (U-ACHIEVE) evaluating upadacitinib in adult patients with moderately to severely active ulcerative colitis. Results from the U-ACHIEVE study demonstrated that after 8 weeks, upadacitinib (15/30/45 mg, once daily) met the primary endpoint of clinical remission (per adapted Mayo Score) and ranked secondary endpoints, including endoscopic improvement, clinical remission (per Full Mayo Score) and clinical response.

•
At the American Association of Gynecologic Laparoscopists (AAGL) Global Congress on Minimally Invasive Gynecology, AbbVie, in cooperation with Neurocrine Biosciences, presented additional results from two replicate pivotal Phase 3 clinical trials ELARIS UF-1 and ELARIS UF-2 evaluating the efficacy and safety of elagolix in women with uterine fibroids. Results demonstrated that at the final month of the six-month treatment period, elagolix, in combination with low-dose hormone (add-back) therapy, reduced heavy menstrual bleeding associated with uterine fibroids compared to placebo. Data from the Phase 3 clinical trial program will support regulatory submission for elagolix in uterine fibroids, anticipated in mid-2019.

•
At the Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), AbbVie presented new data for its pan-genotypic chronic hepatitis C virus (HCV) treatment, MAVYRET (glecaprevir/pibrentasvir), in treatment-naïve patients with compensated cirrhosis. Results from the Phase 3b EXPEDITION-8 study showed that with 8 weeks of MAVYRET, 100 percent of genotype 1, 2, 4, 5 and 6 patients achieved a sustained virologic response 12 weeks after treatment per protocol analysis. MAVYRET is currently approved as an 8-week, pan-genotypic treatment for treatment-naïve patients without cirrhosis.

•
AbbVie announced global resolutions of all intellectual property-related litigation with Momenta and Pfizer over their proposed biosimilar adalimumab products. Under the terms of the settlement agreements, AbbVie will grant to Momenta and Pfizer non-exclusive licenses to AbbVie's intellectual property relating to HUMIRA beginning on certain dates in certain countries in which AbbVie has intellectual property. The license period will begin on November 20, 2023 in the U.S. for both Momenta and Pfizer, and will not be accelerated by the entry of companies who have already taken a license. Momenta and Pfizer will pay royalties to AbbVie for licensing its HUMIRA patents and both manufacturers acknowledge the validity of the licensed patents. AbbVie will make no payments to Momenta or Pfizer. AbbVie has entered into a total of seven settlement agreements with manufacturers related to the licensing of proposed biosimilar adalimumab products.

•
AbbVie announced its board of directors authorized a $5 billion increase to the company’s existing stock repurchase program. Purchases may be made from time to time at management's discretion. The stock repurchase authorization permits shares to be repurchased in open market or private transactions, has no time limit and may be discontinued at any time.

•
AbbVie made charitable contributions totaling $115 million in the fourth quarter, including a $50 million donation to St. Jude Children’s Research Hospital to enhance and expand patient and family-centered care. In 2018, AbbVie made a total of $350 million in charitable contributions to U.S. non-for-profit organizations. The contributions provide AbbVie with the opportunity to support charities creating long-term impact in communities in need, including Puerto Rico, North Chicago and cities across America.

Full-Year 2019 Outlook

AbbVie is issuing GAAP diluted EPS guidance for the full-year 2019 of $7.39 to $7.49. The company's 2019 GAAP guidance does not reflect non-cash charges for contingent consideration adjustments related to the expected approval of risankizumab in the first half of the year. AbbVie expects to deliver adjusted diluted EPS for the full-year 2019 of $8.65 to $8.75, representing growth of 10.0 percent at the mid-point. The company's 2019 adjusted diluted EPS guidance excludes $1.26 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments, and other specified items.
About AbbVie
AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience.  In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.
Conference Call
AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our fourth-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.
Non-GAAP Financial Results
Financial results for 2018 and 2017 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2019 financial guidance is also being provided on both a reported and a non-GAAP basis.
Prior Period Reclassifications
Certain reclassifications were made to conform the prior period financial results to the current period presentation.
Forward-Looking Statements
Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2017 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (SEC). AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended December 31, 2018
(Unaudited)

				% Change vs. 4Q17
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$5,688	$2,617	$8,305	14.3%	(2.5)%	(5.2)%	8.3%	7.3%
Immunology	3,615	1,303	4,918	9.1	(14.8)	(17.5)	1.4	0.5
Humira	3,615	1,303	4,918	9.1	(14.8)	(17.5)	1.4	0.5

Hematologic Oncology	929	201	1,130	51.0	47.6	46.9	50.3	50.2
Imbruvica[b]	839	167	1,006	43.2	36.4	36.4	42.0	42.0
Venclexta	90	34	124	>100.0	>100.0	>100.0	>100.0	>100.0

HCV	408	454	862	92.0	56.6	53.0	71.4	69.3
Mavyret	408	411	819	89.3	>100.0	>100.0	>100.0	>100.0
Viekira	—	43	43	n/m	(59.9)	(62.9)	(58.6)	(61.7)

Other Key Products	798	531	1,329	(2.4)	(5.1)	(8.4)	(3.5)	(4.9)
Creon	261	—	261	11.4	n/a	n/a	11.4	11.4
Lupron	196	40	236	8.3	(0.9)	(7.2)	6.5	5.3
Synthroid	209	—	209	2.0	n/a	n/a	2.0	2.0
Synagis	—	264	264	n/a	(3.7)	(6.3)	(3.7)	(6.3)
AndroGel	76	—	76	(45.8)	n/a	n/a	(45.8)	(45.8)
Duodopa	23	90	113	34.8	12.8	9.6	16.7	14.0
Sevoflurane	20	66	86	(14.8)	(9.5)	(14.1)	(10.6)	(14.2)
Kaletra	13	71	84	(24.4)	(22.8)	(25.6)	(23.1)	(25.5)
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable
n/m = not meaningful

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Key Product Revenues
Twelve Months Ended December 31, 2018
(Unaudited)

				% Change vs. 12M17
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$21,524	$11,209	$32,733	17.9%	10.2%	12.6%	15.2%	16.0%
Immunology	13,685	6,251	19,936	10.7	0.6	3.1	7.4	8.2
Humira	13,685	6,251	19,936	10.7	0.6	3.1	7.4	8.2

Hematologic Oncology	3,215	719	3,934	43.9	55.3	55.7	45.8	45.9
Imbruvica[b]	2,968	622	3,590	38.4	45.0	45.0	39.5	39.5
Venclexta	247	97	344	>100.0	>100.0	>100.0	>100.0	>100.0

HCV	1,617	1,999	3,616	>100.0	>100.0	>100.0	>100.0	>100.0
Mavyret	1,614	1,824	3,438	>100.0	>100.0	>100.0	>100.0	>100.0
Viekira	3	175	178	(96.7)	(74.8)	(75.6)	(76.5)	(77.2)

Other Key Products	3,108	1,840	4,948	1.3	(2.9)	(1.9)	(0.3)	0.1
Creon	928	—	928	11.7	n/a	n/a	11.7	11.7
Lupron	726	166	892	8.6	4.7	3.4	7.9	7.6
Synthroid	776	—	776	(0.6)	n/a	n/a	(0.6)	(0.6)
Synagis	—	726	726	n/a	(2.8)	(1.6)	(2.8)	(1.6)
AndroGel	469	—	469	(18.8)	n/a	n/a	(18.8)	(18.8)
Duodopa	80	350	430	31.4	14.8	19.1	17.7	21.2
Sevoflurane	74	317	391	(6.2)	(4.3)	(4.4)	(4.6)	(4.7)
Kaletra	55	281	336	(22.1)	(20.1)	(20.2)	(20.4)	(20.5)
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Twelve Months Ended December 31, 2018 and 2017
(Unaudited) (In millions, except per share data)

	Fourth Quarter Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
Net revenues	$8,305	$7,739	$32,753	$28,216
Cost of products sold	2,022	2,281	7,718	7,042
Selling, general and administrative	1,929	1,956	7,399	6,295
Research and development	6,495	1,408	10,329	5,007
Acquired in-process research and development	300	312	424	327
Other expense	—	—	500	—
Total operating costs and expenses	10,746	5,957	26,370	18,671

Operating earnings (loss)	(2,441)	1,782	6,383	9,545

Interest expense, net	319	252	1,144	1,004
Net foreign exchange loss	6	320	24	348
Other (income) expense, net	(393)	17	18	466
Earnings (loss) before income taxes	(2,373)	1,193	5,197	7,727
Income tax expense (benefit)	(547)	1,141	(490)	2,418
Net earnings (loss)	$(1,826)	$52	$5,687	$5,309

Diluted earnings (loss) per share	$(1.23)	$0.03	$3.66	$3.30

Weighted-average diluted shares outstanding	1,496	1,602	1,546	1,603

Adjusted diluted earnings per share[a]	$1.90	$1.48	$7.91	$5.60

Adjusted weighted-average diluted shares outstanding[a]	1,501	1,602	1,546	1,603

[a]
Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Weighted-average diluted shares outstanding includes the effect of dilutive securities. Due to the GAAP net loss in the fourth quarter ended December 31, 2018, certain shares issuable under stock-based compensation plans that were dilutive on a non-GAAP basis were excluded from the computation of GAAP diluted EPS because the effect would have been antidilutive.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended December 31, 2018
(Unaudited) (In millions, except per share data)

1.    Specified items impacted results as follows:

	4Q18
	Earnings (Loss)		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$(2,373)	$(1,826)	$(1.23)
Adjusted for specified items:
Intangible asset amortization	320	262	0.18
Milestones and other R&D expenses	50	50	0.03
Acquired IPR&D	300	300	0.20
Stemcentrx-related impairment	4,642	4,117	2.75
Charitable contributions	115	89	0.06
Change in fair value of contingent consideration	46	46	0.03
Litigation reserves	7	6	—
Impacts of U.S. tax reform	—	(86)	(0.05)
Tax audit settlement	—	(131)	(0.09)
Other	44	35	0.02
As adjusted (non-GAAP)	$3,151	$2,862	$1.90

Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Impacts of U.S. tax reform primarily reflects a net tax benefit related to the timing of the new legislation's phase in on certain subsidiaries. Other primarily includes restructuring charges associated with streamlining global operations.
2.    The impact of the specified items by line item was as follows:

	4Q18
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other (income) expense, net
As reported (GAAP)	$2,022	$1,929	$6,495	$300	$(393)
Adjusted for specified items:
Intangible asset amortization	(320)	—	—	—	—
Milestones and other R&D expenses	—	—	(50)	—	—
Acquired IPR&D	—	—	—	(300)	—
Stemcentrx-related impairment	—	—	(5,070)	—	428
Charitable contributions	—	(115)	—	—	—
Change in fair value of contingent consideration	—	—	—	—	(46)
Litigation reserves	—	(7)	—	—	—
Other	(28)	(10)	(6)	—	—
As adjusted (non-GAAP)	$1,674	$1,797	$1,369	$—	$(11)
3.    The adjusted tax rate for the fourth quarter of 2018 was 9.1 percent, as detailed below:

	4Q18
	Pre-tax income (loss)	Income taxes	Tax rate
As reported (GAAP)	$(2,373)	$(547)	23.1%
Specified items	5,524	836	15.1%
As adjusted (non-GAAP)	$3,151	$289	9.1%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended December 31, 2017
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	4Q17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$1,193	$52	$0.03
Adjusted for specified items:
Intangible asset amortization	268	203	0.13
Milestones and other R&D expenses	75	75	0.05
Acquired IPR&D	312	312	0.19
Change in fair value of contingent consideration	79	79	0.05
Litigation reserves	273	221	0.14
Intangible asset impairment	354	244	0.15
U.S. tax reform repatriation tax	—	4,509	2.81
Other impacts related to tax law change	316	(3,267)	(2.04)
Tax audit settlement	—	(91)	(0.06)
Other	75	52	0.03
As adjusted (non-GAAP)	$2,945	$2,389	$1.48
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes restructuring charges associated with streamlining global operations.

2.	The impact of the specified items by line item was as follows:

	4Q17
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other (income) expense, net
As reported (GAAP)	$2,281	$1,956	$1,408	$312	$320	$17
Adjusted for specified items:
Intangible asset amortization	(268)	—	—	—	—	—
Milestones and other R&D expenses	—	—	(75)	—	—	—
Acquired IPR&D	—	—	—	(312)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	(79)
Litigation reserves	—	(273)	—	—	—	—
Intangible asset impairment	(354)	—	—	—	—	—
Other impacts related to tax law change	—	—	—	—	(316)	—
Other	(33)	(37)	(5)	—	—	—
As adjusted (non-GAAP)	$1,626	$1,646	$1,328	$—	$4	$(62)

3.	The adjusted tax rate for the fourth quarter of 2017 was 18.9 percent, as detailed below:

	4Q17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$1,193	$1,141	95.6%
Specified items	1,752	(585)	(33.4)%
As adjusted (non-GAAP)	$2,945	$556	18.9%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Twelve Months Ended December 31, 2018
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	12M18
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$5,197	$5,687	$3.66
Adjusted for specified items:
Intangible asset amortization	1,294	1,063	0.69
Milestones and other R&D expenses	137	137	0.09
Acquired IPR&D	424	424	0.27
Calico collaboration	500	500	0.32
Stemcentrx-related impairment	4,642	4,117	2.66
Charitable contributions	350	271	0.18
Change in fair value of contingent consideration	478	478	0.31
Litigation reserves	353	282	0.18
Impacts of U.S. tax reform	—	(620)	(0.40)
Tax audit settlement	—	(131)	(0.09)
Other	82	74	0.04
As adjusted (non-GAAP)	$13,457	$12,282	$7.91
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Impacts of U.S. tax reform primarily reflects a net tax benefit related to the timing of the new legislation's phase in on certain subsidiaries. Other primarily includes restructuring charges associated with streamlining global operations and milestone revenue under a previously announced collaboration.

2.	The impact of the specified items by line item was as follows:

	12M18
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense	Other (income) expense, net
As reported (GAAP)	$32,753	$7,718	$7,399	$10,329	$424	$500	$18
Adjusted for specified items:
Intangible asset amortization	—	(1,294)	—	—	—	—	—
Milestones and other R&D expenses	—	—	—	(137)	—	—	—
Acquired IPR&D	—	—	—	—	(424)	—	—
Calico collaboration	—	—	—	—	—	(500)	—
Stemcentrx-related impairment	—	—	—	(5,070)	—	—	428
Charitable contributions	—	—	(350)	—	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(478)
Litigation reserves	—	—	(353)	—	—	—	—
Other	(20)	(62)	(11)	(29)	—	—	—
As adjusted (non-GAAP)	$32,733	$6,362	$6,685	$5,093	$—	$—	$(32)

3.	The adjusted tax rate for the full-year 2018 was 8.7 percent, as detailed below:

	12M18
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$5,197	$(490)	(9.4)%
Specified items	8,260	1,665	20.2%
As adjusted (non-GAAP)	$13,457	$1,175	8.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Twelve Months Ended December 31, 2017
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	12M17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$7,727	$5,309	$3.30
Adjusted for specified items:
Intangible asset amortization	1,076	809	0.51
Milestones and other R&D expenses	143	143	0.09
Acquired IPR&D	327	327	0.20
Acquisition related costs	73	49	0.03
Change in fair value of contingent consideration	626	625	0.39
Litigation reserves	370	286	0.18
Intangible asset impairment	354	244	0.15
U.S. tax reform repatriation tax	—	4,509	2.81
Other impacts related to tax law change	316	(3,267)	(2.04)
Tax audit settlement	—	(91)	(0.06)
Other	94	68	0.04
As adjusted (non-GAAP)	$11,106	$9,011	$5.60
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Acquisition related costs primarily includes the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other primarily includes restructuring charges associated with streamlining global operations.

2.	The impact of the specified items by line item was as follows:

	12M17
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other (income) expense, net
As reported (GAAP)	$7,042	$6,295	$5,007	$327	$348	$466
Adjusted for specified items:
Intangible asset amortization	(1,076)	—	—	—	—	—
Milestones and other R&D expenses	—	—	(143)	—	—	—
Acquired IPR&D	—	—	—	(327)	—	—
Acquisition related costs	(52)	(14)	(5)	—	—	(2)
Change in fair value of contingent consideration	—	—	—	—	—	(626)
Litigation reserves	—	(370)	—	—	—	—
Intangible asset impairment	(354)	—	—	—	—	—
Other impacts related to tax law change	—	—	—	—	(316)	—
Other	(47)	(42)	(5)	—	—	—
As adjusted (non-GAAP)	$5,513	$5,869	$4,854	$—	$32	$(162)

3.	The adjusted tax rate for the full-year 2017 was 18.9 percent, as detailed below:

	12M17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$7,727	$2,418	31.3%
Specified items	3,379	(323)	(9.6)%
As adjusted (non-GAAP)	$11,106	$2,095	18.9%